QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

QUALITY SYSTEMS

Moderator: Louis Silverman

August 3, 2006

3:30 am CT

Operator:

Good afternoon. My name is (Jason) and I will be your conference operator. At this time, I would like to welcome everyone to the Quality Systems First Quarter Fiscal Year 2007 conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, followed by the number 1 on your telephone keypad. If you would like to withdraw your question, press star, followed by the number 2 on your telephone keypad.

Thank you. Mr. Silverman, you may begin your conference.

Louis Silverman:

Thank you, Jason, and welcome, everyone, to Quality Systems Fiscal 2007 First Quarter conference call. Paul Holt, our CFO; Greg Flynn, our Executive Vice President and General Manager of the QSI Division; and Pat Cline, President of the NextGen Healthcare Information Systems Division once again join me on this afternoon’s call.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of the Securities Laws, including, without limitation, statements related to anticipated industry trends, the company’s plans, products, and strategies, projected operating results, capital and equity initiatives, pending litigation, and the implementation or potential impact of legal, regulatory, and accounting requirements.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

Actual events or results may differ materially from our expectations and projections and you should refer to our prior SEC filings, including our Forms 8-K, 10-K, and 10-Q for discussions of the risk factors, management discussion, and analysis, and other information that could impact our actual performance.

We undertake no obligation to update any projections or forward-looking statements in the future. Also, as I have mentioned on each and every call for the past many quarters, please continue to note that the company’s past performance is not necessarily indicative of future performance.

I’ll now provide some summary comments on the quarter. Paul, Greg, and Pat will follow with additional details.

For the June quarter, company revenues totaled $36.1 million, up approximately 32% over the prior year. Fully-diluted earnings per share at 28 cents was up 47% over the 19 cents earned in the same quarter of the prior year. The 28 cents reported for the quarter is inclusive of an approximate 2 cents per share expense tied to the adoption of FAS 123R which is the new accounting pronouncement for accounting for stock options.

NextGen Healthcare’s revenues for the quarter of $32.2 million represents a 36% year-over-year increase. The NextGen Division’s operating income of $13.4 million, was a 54% increase over prior year.

The QSI Division’s $3.9 million in quarterly revenue was up slightly over prior year performance, while operating income for the Division increased by about $200,000 year-over-year.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

Corporate expenses were up 46% year-over-year to $2.2 million.

EDI revenues for the quarter came in at $4 million, up 28% over the prior year with the bulk of the increase coming from NextGen Division. I’ll once again remind listeners that EDI revenue is reported as part of divisional revenue totals each quarter for each division.

Cash and cash equivalents was $67 million at quarter-end, up from $57.2 million in the prior quarter.

Headcount at quarter-end was 551.

Regarding investor conferences, as you know, the summer is a very quiet period. We have received numerous invitations for the fall conference season. At present, we are scheduled to present at the Thomas Weisel conference, the Bear Stearns conference, as well as the Credit Suisse, JMP, and Piper conferences.

At present, we have no additional updates to provide regarding the legal actions of company Director, Mr. Hussein, beyond that information which is part of our previously and publicly filed reports.

Investors should note the 8-K filed on Monday of this week regarding certain Board actions, regarding Executive compensation for fiscal ‘07.

In closing my prepared comments for this afternoon’s call, I want to once again clearly point out, as I have over the past many quarters, that there are no guarantees that the company or either of its divisions will meet or exceed their current level of performance in future periods. It’s possible that this quarter’s performance will cause investors or analysts to set new short, medium, or

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

long-term expectations for the company. In response to this possibility, please continue to note that we don’t give out financial guidance to the investment community and we don’t comment on guidance advanced by numbers of the financial community.

The work of the company’s Senior Management Team continues to be strong. Once again, my sincere thanks go out to Pat, Paul, and Greg for their continued leadership and to our operating and corporate team members for their efforts and excellence.

Over to Paul Holt.

Paul Holt:

Thanks, Lou. Hello, everyone. Our Consolidated Systems sales rose to $18 million this quarter, an increase of 16% compared to $15.5 million in the prior year quarter. Maintenance, EDI, and Other Services revenue rose 51% to $18.1 million compared to $12 million in the prior year quarter. Continued growth in NextGen’s customer base contributed to the increase in Maintenance, EDI, and Other Services revenue.

Our consolidated gross profit margin this quarter came in at 68.2%, that’s up from 64.4% a year ago, and as I’ve stated in the past, our gross profit margins can fluctuate depending upon how much hardware we have and we had a relatively lower amount of hardware this quarter compared to a year ago.

Total SG&A expense increased approximately $2.2 million to $10.2 million this quarter. That compares to $8 million a year ago; $1.5 million of that increase came from the NextGen Division and consisted of increases in selling and administrative salaries and benefits, commissions, travel expenses, and other SG&A expenses.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

The balance of the increase was primarily $0.7 million increase in corporate-related expenses related to professional services and salaries and related benefits. The increase in corporate expenses was primarily driven by added Accounting Department staffing expenses.

The company’s effective income tax rate was higher this quarter compared to a year ago at 39.9% compared to 38.4% a year ago. The reason for the increase in the effective tax rate was primarily due to two factors; the expiration of the R&D tax credit statute this year and the addition of certain non-deductible stock option expenses which came about as a result of the company’s adoption of FASB 123R which relates to expensing stock options. If the R&D tax credit is reenacted, we will recognize the benefit for R&D tax credits like we have in the past.

Before I move to divisional performance, the adoption of FASB 123R this quarter resulted in $718,000 in additional pre-tax expenses. These additional expenses have been included in respective categories -- cost of goods sold, SG&A, and R&D. The after-tax impact of our adoption was $550,000 or 2 cents per diluted share. The after-tax impact of our adoption is approximately equal to what it would have been had we adopted in the prior year quarter.

In terms of divisional performance, our system sales in the NextGen Division rose to $17.4 million this quarter. That compares to $15.0 million a year ago. Continued growth in NextGen’s base of installed users drove maintenance, EDI, and other revenue in that Division 72% higher to $14.8 versus $8.6 million a year ago. Operating income in the NextGen Division was up 54% at $13,394,000 compared to $8,703,000 a year ago. Our QSI Division reported a slight increase of 1% in revenue, that’s $3,890,000 compared to $3,833,000 a year ago. Operating income in the QSI Division was $913,000.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

Moving on to our balance sheet, our cash increased by approximately $9.8 million this quarter at $67 million, or $2.50 per share. That compares to $57.2 million as of March 31 of this year, or $2.14 a share.

Our DSOs grew 7 days to 122 days versus 115 days last quarter. DSOs in the year ago quarter was 124. Our DSOs last quarter were unusually low due to the recognition of revenue from the pre-paid Siemens sale which we’ve discussed in the prior call. DSOs by division this quarter was 88 days for the QSI Division and 126 days for the NextGen Division.

Deferred maintenance and services revenue at $36.8 million is up $.9 million from the prior quarter and $9.1 million compared to a year ago. Again, the primary drivers of the growth in deferred revenue compared to a year ago is deferred implementation and training as well as maintenance services in the NextGen Division.

And like I always do, I give out our non-cash expenses for the quarter and those break down as follows: Total amortization expense $722,000; $39,000 for QSI Division, $683,000 for the NextGen Division. Total depreciation expense $422,000; that’s $54,000 for the QSI Division, $368,000 for the NextGen Division. And stock option compensation in total is $825,000.

Our investing activities for the quarter were as follows: Capitalized software $1,045,000, that breaks down to $45,000 for the QSI Division and $1 million for the NextGen Division. And we invested $636,000 fixed assets, that breaks down to $51,000 for the QSI Division and $585,000 for NextGen.

Again, I’d like to thank you all for being on our call and your interest in our company. And I’ll now turn things over to Greg Flynn.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

Greg Flynn:

Thank you, Paul, and thanks to everyone who has an interest in our company. The QSI Division and EDI numbers have been addressed in detail by Lou and Paul, so I’d like to briefly address other areas of interest within the division.

The quarter saw two new joint QSI/NextGen clients purchasing the CPS product as well as other purchases/expansions to QSI Division exclusive clients. As you know, our reference to CPS, the Clinical Product Suite, is the dental electronic record equivalent of EMR. We see increased synergy with our NextGen Division and such joint sales and we see increased penetration with our client/prospect base.

During the quarter, we made a number of enhancements to CPS which improves both range of functionality with the patient chairside and ease-of-use for practitioners in the operatory. Most noteworthy to me was expanded use chairside of CPS for patient treatment planning. This enables enhanced treatment reviews and treatment acceptance by patients.

We will continue to enhance this product offering. We believe that it is key to bring information, application functionality, and flexibility to the dental operatory.

Per usual, I’ll comment on our sales staffing and pipeline. Our sales staffing remains unchanged from last quarter and our pipeline is approximately $3.5 million. Our pipeline is defined as sales situations where QSI is in the final three purchase choices and we believe that the sale will incur within 180 days.

With that, I’ll turn it over to Pat Cline, President of our NextGen Division. A good quarter, Pat.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

Patrick Cline:

Thanks, Greg. Hi, everyone. In the first quarter of fiscal ‘07, NextGen received orders from approximately 70 new customers; again, representing more than one new customer every business day on average. As with past quarters, over two-thirds of our contracts were for both our Electronic Medical Records System and our Practice Management System, the combination of the two. The balance was about evenly split with the slight edge going to the EMR. Our sales force has grown now to 51 people, a significant increase over last quarter and our pipeline has increased to $65 million.

We continue to fare very well against our competition and the market for our products is as robust as ever. I continue to be excited about NextGen’s performance and about our prospects for the future. And in closing, I’d like to thank NextGen’s customers for their faith in us and NextGen’s employees for their outstanding contributions.

(Jason), we’re ready for questions.

Operator:

At this time, if you would like to ask a question, simply press star, followed by the number 1 on your telephone keypad. Once again, that was star, followed by the number 1 on your telephone keypad to ask a question. We will pause for just a moment to compile the Q&A roster.

Our first question comes from the line of (Richard Close).

(Richard Close):

Yes. I was looking at the maintenance and other services line item in the quarter; it came in quite a bit ahead of what we were looking for. Was there anything specific that you can point to in those lines - in that line item for the quarter?

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

Paul Holt:

Yeah, (Richard), this is Paul. We had good performance out of maintenance, EDI, as well as services that we deliver to existing customers. I think that constitutes the majority of what was going on there.

(Richard Close):	Okay. So there wasn’t anything essentially unusual for the quarter?

Paul Holt:	I think that’s pretty much the answer there. I mean we’ve had good performance...

(Richard Close):	Okay.

Paul Holt:	...out of...

(Richard Close):	Okay. And I guess moving on to the 51 sales people; you added I guess about ten or so there. When were they added during the quarter on the NextGen side?

Patrick Cline:

They were added all through the quarter - this is Pat - early in the quarter, late in the quarter. We continue to interview and follow an aggressive expansion plan in the Sales Department and we bring them on as we find good people.

(Richard Close):	Okay. And how quickly can they, you know, get productive?

Patrick Cline:

A lot of that depends on the individual. We like to see a new sales person start to make sales within the first three or four months. Usually, that’s about the sales cycle and it takes a little while for them to build a pipeline. On the other hand, if it’s an expansion or a division of existing territory, there may be some pipeline that they can inherit and do even better than that.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

(Richard Close):	Okay. And are you guys seeing success on the NextGen side in any particular geographic or physician size in terms of practices?

Patrick Cline:

No. It hasn’t been, I would say, any different than it has been previously. We continue to sell all over the country and we continue to sell in our sweet spot which tends to be the mid-range and high-end; though, as I’ve mentioned on prior calls, we’ve also expanded our focus to include the smaller practice and we’re doing relatively well in that space too.

(Richard Close):	Okay. Thank you.

Operator:	Our next question comes from the line of (Van Brady).

(Van Brady):	Yeah, a good quarter, gentlemen. I have two questions about other competitive competitors in the market and I’d like to ask them one at a time, maybe you could answer them that way.

There’s a company called Advent that - I think that’s right - they - their approach to the market really is solving practitioners receivable problems and they combine I guess some - a lot of exhaustive work in terms of individual pay orders, claims reporting procedures, latest questions, latest codes, anything, and they’re - what they promised the customer is they can have far fewer return claims and, therefore, reduce receivables and get the doctor’s practice paid much sooner.

And they have combined these functions with both the PMS and the EMR and they seem to be growing very, very rapidly; you know, their - I think their last sale - their last - it’s a private company and their last sales in I think ‘05 were about $50 million but they’re advertising very rapid growth. So I just

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

wondered if you’d seen them in the marketplace and, you know, if you had - if you’d care to make any comments?

Patrick Cline:

Unfortunately, I have not heard of that company and I don’t believe that we’re out there bumping heads with them. I hope that if we do that we take them down as we do most of our other competition. I’ll - I wrote the name down on my pad and I’ll take a look and see what I can learn.

Louis Silverman:	And that name is not resonating with anybody else on the call, (Van).

(Van Brady):	Okay. I may not have it right; it might be Accent or something like that. But maybe you could have (Sean) get back to me; I’ll have it by that time.

The other question was I’m sure you’re aware that Allscripts reported a very good quarter and it looked like there was very rapid take-up in their sales force or maybe A4 sales force of their product line, at least A4 seems to be growing faster since the acquisition than they had before. And I just wondered whether you’re bumping into them or seeing a lot, you know, what - to what waves they’re causing in the marketplace?

Patrick Cline:

We do compete with Allscripts. We lose a few sales to them from time to time and they lose a lot of sales to NextGen. They’re in a lot of deals. They’ve got quite a PR and marketing engine so they tend to compete with us on a fair enough of deals. But as I mentioned in my prepared comments, we tend to fare pretty well.

(Van Brady):	Yeah, I was thinking more of to the lower end of the market where A4 has been pointed. Is there anything - any - you know, anything you can tell us about that market since they were acquired?

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

Patrick Cline:	No. We don’t bump into A4 all that much. We do compete with them from time to time and again, we fare pretty well against them.

(Van Brady):	Okay. Thank you.

Patrick Cline:	Thank you.

Operator:	Our next question comes from the line of (Sean Wieland).

(Sean Wieland):	Hi. A great job on the quarter.

Patrick Cline:	Thank you.

(Sean Wieland):	Just a couple of quick questions. Can you tell us what the revenue was from Siemens in the quarter? Was that consistent with what your projections were?

Louis Silverman:

In terms of specific numbers, (Sean), as we’ve talked about on the last call, our goal or our plan was to go back to where we had been in terms of just treating Siemens as we would any other customer; therefore, not putting up a specific Siemens scoreboard.

(Sean Wieland):	Okay.

Louis Silverman:	And I think we’re going to stay with that position.

(Sean Wieland):

Okay. Could you comment on some industry happenings this quarter, namely CCHIT Certification and the relaxation of the Stark laws which occurred earlier this week? If you could comment on what you think, if any, impact to the market and your competitiveness in the market would be from those two angles?

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

Louis Silverman:	Yeah, Pat, why don’t you go first and if I have anything to add, I’ll do that.

Patrick Cline:

Sure. We are proud that NextGen was one of the first vendors to be CCHIT certified. My hope is that prospective customers use certification as a starting point and not the only criteria. All certified vendors are not alike. I think there were, oh, 18 or 20 vendors certified in the first round. But again, all are not alike; one system may be far easier to use than another certified system, one system may be far more functional than another certified system.

So we’re - again, we’re proud to be one of the first ones certified and we look forward, frankly, to the CCHIT organization raising the bar a little bit relative to the criteria. We think that that will really separate the men from the boys in coming years.

On the (Stark) relaxations, the other part of your question, a number of our hospital customers have indicated that they’re going to be more likely to purchase technology for their affiliated physicians and perhaps provide that technology at low cost or help physicians more with infrastructure, network, bandwidth, and those types of things if they don’t have to worry about the anti-kickback regulation. So I think overall, that’s terrific for the market and good for our company.

(Sean Wieland):	Okay. Just one other thing on CCHIT. Are your customers or prospects, are they paying attention to the vendors that were on that list or was it - I mean is the market paying attention to that?

Patrick Cline:	We think so. The way we think that’s going is that the consultants are paying attention, the people in the industry are paying attention, and the consultants

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

are guiding their customers to CCHIT-Certified vendors and away from those that are not certified.

(Sean Wieland):	Okay. And then one final question, can you comment on the percentage of deals or revenues that NextGen is bringing in from resellers and perhaps directionally, which way that percentage is going?

Patrick Cline:

I don’t want to get into reporting a percentage quarter-by-quarter. But I will say that directionally, it is about the same as it has been. We do have a small reseller channel, though our primary mode of operation is direct sales. We do have some resellers that truly add value and we value them as sort of partners and - but I wouldn’t say that our reseller revenue is way up or way down in this quarter.

(Sean Wieland):	Okay. All right. Well, thank you very much.

Patrick Cline:	Thank you.

Operator:	Our next question comes from the line of (Gene Mannheimer).

(Gene Mannheimer):	Thank you and a nice quarter.

Louis Silverman:	Thanks, (Gene).

(Gene Mannheimer):

A question, Lou or Paul, you know, if we were to back out the $2.5 million of Siemens revenue that you took in the March quarter, then it looks like system sales revenues were roughly flat sequentially from the March to the June quarter. Can you offer an explanation for that? Is it seasonality or further deferrals; any color on that?

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

Paul Holt:

(Gene), I don’t know if I really have a lot of other color on that. I think you identified that we had a large amount of licensed revenue from Siemens last quarter which you’ve taken into perspective. But outside of that, the numbers are the numbers.

Patrick Cline:

(Gene), this is Pat. I’ll follow-on a little bit to that because system sales is something that we pay attention to. System sales is something that’s tough to look at quarter-over-quarter. I think you really have to look at a longer time horizon. In fact, if you look at every year in the last five years, there have been certain quarters where system sales have been - in fact, a pretty good number of quarters where system sales have been flat or in four or five quarters over the last number of years, down.

But over that same period, obviously, if you look at our overall revenue and overall bottom line and I think our stock price is up some 900% in the last five years. System sales is certainly an important metric for us to watch but a lot of things that are sold, bundled into a new contract wind up showing up in other buckets, in services buckets, in EDI buckets, and those kinds of things.

(Gene Mannheimer):	Okay, that’s helpful. Thank you. And you mentioned that your pipeline is up to about $65 million on the NextGen side. What does that compare to last quarter?

Patrick Cline:	Last quarter I think it was a little over $60 million.

(Gene Mannheimer):

Okay, great. And then last question, just digging a little more in your small office strategy, you say that it’s meeting with relative success. Can you quantify that either in terms of number of demos, win rates, and who do you go up against mostly at that level if not A4? And thank you for the answer.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

Patrick Cline:

I can’t quantify it relative to number of demos and win rates. We’re still making a lot of adjustments because we think we can do a lot better. But it seems that quarter-to-quarter-to-quarter we do a little better and a little better.

We’re trying to do things with the small practices to help the small practices get into more sophisticated technology, do some things with the user interface, do some things with how the product is delivered both with respect to technology and also implementation and training; for example, more Web-based training and automated and computer-based training and those types of things that allow us to scale without substantially increasing the cost of delivery.

And with respect to the question on competition, at the low end, it tends to be just all kinds of different players, they’re all over the place and while we may sell a lower-end system for between $5,000 and $10,000 per provider; we go up against organizations that are selling software for $300 and $400 per provider, still winning a fair amount of those based on our functionality. But a lot of different names; again, once in a while, it’s A4 but there are a bunch of them.

(Gene Mannheimer):	Okay, thanks very much.

Patrick Cline:	Thank you.

Operator:	Okay. Our next question comes from the line of (Stephanie Sun).

(Stephanie Sun):	Hi. Great quarter results; congratulations.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

(Stephanie Sun):

I have a question about your sales force productivity. You mentioned you brought on quite a few sales people and also you’re expecting high growth. So what are you doing to increase their productivity?

Patrick Cline:

Well, we just had a large national sales meeting with our entire sales and marketing force in one place; that meeting is meant to teach them about our products, about our offerings, new releases, and how to make them more productive out in the marketplace. It’s a tough question to answer because there are so many answers to the question.

But another thing that we’ve done is we’ve recently slightly restructured the sales force, a restructuring that’s designed to apply the right resources to the right opportunity.

(Stephanie Sun):	How is your sales force structured?

Patrick Cline:

Well, we have more senior people calling on the large and strategically important opportunities. Sales people are typically assigned territories in their region and within their territory, there may be other more junior sales people that call on the smaller accounts.

We also have an inside sales force that is responsible for sales, both to existing customers and also to new customers in remote areas. We have three Regional Sales Vice Presidents that the Sales Reps and Sales Executives report to. Does that help?

(Stephanie Sun):	Yes, it does. Also, do you have any strategic alliances with other vendors who can sell your software indirectly?

Patrick Cline:	Absolutely. The main one of note is our relationship with Siemens of course.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

(Stephanie Sun):	Okay. Thank you.

Patrick Cline:	Thank you.

Operator:	Our next question comes from the line of (George Hill).

(George Hill):	Hey, good afternoon, guys.

Louis Silverman:	Hey, (George).

(George Hill):	Okay, first, a comment; is - I bet money that (Van) was referring to (Athena Health) which I’m sure you guys have probably heard of.

Patrick Cline:	Okay.

(George Hill):

The second question is, can you talk about the evolution of business mix? The average deal size during the quarter, maybe not necessarily with a number but directionally? And the mix of whether you’re selling to more larger practices, more smaller practices, or where you’re seeing more success and how that’s changed to compare it to the previous quarter and maybe a year ago?

Patrick Cline:

Well, I don’t know about the year-ago comparison, I’d have to go figure that out, (George). But I think quarter-over-quarter, and again, I’ll say that it’s really tough to look at this business on a quarter-over-quarter basis you’ll have a very large order in one quarter that can really push the numbers one way or another or the Siemens order for example. But I think if you look at this quarter and the prior quarter, average new sales size was slightly down.

(George Hill):	Okay.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

Patrick Cline:	I don’t think that’s a trend but...

(George Hill):	Well, you guys had mentioned before that you might see a mix towards smaller practices which would lower the average deal size but increase the number of deals. Is that what we’re beginning to see?

Patrick Cline:	I would say that’s what you saw in this quarter...

(George Hill):	Okay.

Patrick Cline:	...to a degree but, again, I’m not sure that that’s a trend.

(George Hill):	Okay.

Louis Silverman:	It bounces around an awful lot, (George). So on Pat’s point, it’s very hard to look at a single quarter and draw conclusions about trends or anything else.

(George Hill):

Okay. And then the next, would you guys speak to anything about what your observations are on market penetration? Do you have any sense for where it is and I guess how far do you think we are from the point? Or I’ll just ask, where do you think market penetration is right about now for your solution?

Patrick Cline:	For this type of solution in the market, that is - are you asking how many medical practices are using these types of solutions?

(George Hill):	Yes.

Patrick Cline:	I think that’s about 20%.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

(George Hill):	Okay.

Louis Silverman:

(George), I’m not recalling the exact source of it but I just saw it coming through on some of the news sources that I have, a study that seemed like it was fairly well done. And I didn’t go back to look at the exact size of the pool. But somebody just released a study that suggested penetration was around 24%.

(George Hill):	Yeah, I think that was CDC.

Louis Silverman:	Okay.

Patrick Cline:	It also depends how you draw the lines. There are some studies that look at Electronic Health Records Systems and they include component technologies...

(George Hill):	Right.

Patrick Cline:

...like prescribing or document imaging systems and it really depends how you look at it. But a full-blown Electronic Records System I think you’re probably under 15% and depending on how you define the rest of the market, I think you might get as high as 24%-25%.

(George Hill):	Do you guys have a sense for what you feel - at what point in the penetration cycle do we see a situation where the incremental sales are harder to come across?

Patrick Cline:	I’m going to guess that’s three or four or five years out.

(George Hill):	Okay. All right. Thank you.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

Operator:	Okay. Our next question comes from the line of (Chris Sasani).

(Chris Sasani):	Good afternoon and congratulations on a great quarter.

Patrick Cline:	Thank you.

(Chris Sasani):

I was wondering if you could elaborate as to who your competitors are for the NextGen product? You’ve said it, you know, that at least at the small end, it’s very fragmented. But who do you compete against mostly at the larger end?

Patrick Cline:

On the high-end, it would be Epic, sometimes Allscripts, sometimes GE, if it’s an IPA-type of situation or large network. It also depends whether we’re talking Electronic Medical Records or Practice Management or both. As I mentioned, a lot of our customers are out there shopping for both. And a lot of the entrenched Practice Management Systems, sort of legacy vendors, have Electronic Health Records Systems also, that would include companies like Misys and Medical Manager or Emdeon or those types of firms.

(Chris Sasani):

Okay. And then of the practices that get one of your systems, have they at least anecdotally or have you ever encouraged them or helped them to determine improvements in productivity and/or costs that either you could use for marketing purposes or that through word of mouth from them they would spread to people that don’t have systems like yours?

Patrick Cline:

That’s a terrific question but I’m going to have to say that I think we’re a step ahead of you. We’ve had a marketing campaign that we’re very proud of running for a few years, we call it our Proven Campaign. And in that campaign, we actually highlight customer-by-customer and I think we showcased maybe 10 or 15 customers at this point, and the actual results that

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

they’ve achieved. And it’s been a very successful campaign for us, one that we’ve stuck through through the years because it’s been so successful.

(Chris Sasani):	And so for those clients that you have calibrated, what kind of business metrics can you provide us in terms of what kind of savings or improvements or productivity that they get?

Patrick Cline:

There’s a wide range but many of our practices are seeing that the system has paid for itself inside of six months; I think more typically, it’s a year or two. But again, it’s a wide range. The key is that the system does provide a positive, in fact, a very healthy return on investment and frankly, that’s one of the things that allow us to protect our pricing premium. We price our products sort of at the high end of the scale and the more sophisticated practices and networks look at value as opposed to cost.

(Chris Sasani):

Okay. Final question, let’s switch over to CPS. Since most dentists are solo practitioners, where do you think that they are in the adoption of the systems like CPS? And a corollary question is do you ever envision entering into some sort of partnership with a manufacturer that would allow you to sell digital inter-oral cameras coupled with the CPS?

Greg Flynn:	In the first place, we typically do not focus on the solo practitioner market. My sense is through a number of other vendors, that that’s moderately penetrated.

Within our market which is typically six or more dentists in one or more offices, that penetration is probably at about the 20% level. In terms of entering into agreements with third-party vendors to market their equipment as well as joint marketing, we already have some of those, they are

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

confidential so I won’t disclose who they are but we’ve done that over the years.

(Chris Sasani):	Okay. Thank you.

Operator:	Our next question comes from the line of (Richard Close).

(Richard Close):	Yes, just really quick. I missed the deferred revenue maintenance and services. Could you give that to me again?

Paul Holt:	Yeah. You’re talking about from my prepared comments?

(Richard Close):	Yes.

Paul Holt:	Yeah. Deferred services in total, $36.8 million.

(Richard Close):

Okay. And with respect to the competition as a follow-on to (Chris’) I guess question, you know, with the (Stark) lobby and relaxed, do you feel that, you know, the likes of a McKesson, a Cerner, an Epic, all of which - well, Epic has a pretty good ambulatory product but Cerner and McKesson have increasingly talked about it. Are you bumping into them at all as - you know, as we speak today?

Patrick Cline:

Yes, we are. In fact, we recently took a couple of existing customers away from a couple of those companies that you mentioned but when we do compete with those companies, they don’t do very well. If we’re losing to those companies, typically it’s because we’re not in the deal. When we’re going after the large integrated network and it’s both an acute care and ambulatory care opportunity, we’re looking toward our partnership with Siemens to go in hand-and-hand and cover both sides.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

(Richard Close):	Okay. Thank you.

Patrick Cline:	Thank you.

Operator:	Our next question is a follow-up from (Van Brady).

(Van Brady):	Well, I’ve located the name of the company I was asking about and (George) has supplied it before I did so that - my question has been answered. Athena Healthcare was the company I was asking about.

Patrick Cline:

And I’m going to have to change my answer because I have heard of Athena. It’s a company out of New England. I know the people that put the company together; it’s a good company and a reasonable model.

Where we compete with them, which is very infrequently because they have a very different sales model than we do; as you mentioned, they do a lot of revenue cycle management, along with sort of providing systems to help them in that endeavor. They’re not very strong on the clinical side. And a lot of our market is driven by the market for Electronic Medical Records or Electronic Health Records Systems and in that arena, they can’t compete.

(Van Brady):

Well, our market - really our doctors are really up against cash flow and will buy systems they think they can help them rather than doctors are really looking for better clinical solutions than they have now. Is that a fair statement?

Patrick Cline:	I think a lot of that statement is accurate. Typically, as I understand it, (Athena’s) model is that they don’t go in and sell a system though they will, I

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

think, probably 90% or more of their customers pay them on a percentage of collections basis.

(Van Brady):	That’s right.

Patrick Cline:

They essentially share in the revenue and if they can boost the revenue and boost the practice’s income, they fare well along the way. The system is something that they provide to the practice in the scope of that contract to help them reach those goals. So it’s a very different model than companies like NextGen and all the companies that we compete with.

(Van Brady):	Sure. Okay. Thank you, Pat.

Patrick Cline:	You’re welcome.

Operator:	Our next question comes from the line of (George Hill).

(George Hill):	Hey, guys, last question, just a housekeeping question. Will you filing the 10-Q today?

Louis Silverman:	We’ll be - I don’t have an exact date for you, (George), we’re working on it.

(George Hill):	Okay.

Louis Silverman:	But I - we’ll file it just as soon as it’s ready to file.

(George Hill):	Thank you very much.

Operator:	And once again, if you would like to ask a question, simply press star, followed by the number 1 on your telephone keypad.

QUALITY SYSTEMS

Moderator: Louis Silverman

08-03-06/3:30 pm CT

Confirmation #4013433

And Mr. Silverman, at this time, there are no further questions on the phone lines.

Louis Silverman:	All right. Thank you, everyone, for joining us on the call and we hope to see you on future calls. Thanks.

Operator:	Thank you, gentlemen. That does conclude today’s teleconference. If you have joined us via telephone, you may now disconnect.

END